Exhibit 99.1

Square 1 Financial, Inc. Announces Pricing of Its Initial Public Offering

Square 1 Financial, Inc. (“Square 1”) today announced the pricing of its initial public offering of 5,781,126 shares of its Class A common stock at a price to the public of $18.00 per share. Of the5,781,126 shares sold in the public offering, 3,125,000 were shares of Class A common stock sold by Square 1 and 2,656,126 were shares of Class A and Class B common stock by certain selling shareholders. The Class B common stock will convert to Class A common stock upon sale in the offering.

The common stock has been approved for listing on the NASDAQ Global Select Market and is expected to begin trading on March 27, 2014, under the symbol “SQBK.” The offering is expected to close on or about March 31, 2014.

The underwriters have an option to purchase up to an additional 867,167 shares of Class A common stock at the initial public offering price, less the underwriting discount, within 30 days from the date of the offering. Of the 867,167 shares subject to the underwriters’ option, 468,750 shares would be purchased from the Company and 398,417 shares would be purchased from the selling shareholders.

Sandler O’Neill & Partners, L.P. is acting as lead book-running manager, and Keefe, Bruyette & Woods, a Stifel Company, is acting as joint book-running manager.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission and was declared effective by the SEC on March 26, 2014.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

A copy of the prospectus relating to the proposed initial public offering may be obtained from:

Sandler O’Neill + Partners, L.P.

Prospectus Department

1251 Avenue of the Americas, 6th Floor,

New York, New York 10020

Phone: 1-866-805-4128

Email: syndicate@sandleroneill.com

Keefe, Bruyette & Woods, Inc.

Attn: Capital Markets

787 Seventh Avenue, 4th Floor

New York, NY 10019

Phone: 1-800-966-1559

About Square 1

Square 1 Financial, Inc. is the holding company for Square 1 Bank, a full service commercial bank dedicated exclusively to serving the financial needs of the venture capital community and entrepreneurs in all stages of growth and expansion. Square 1’s expertise and focus provide flexible resources, tailored solutions and high-touch support to meet our clients’ needs. Square 1 Bank provides loans, deposits, treasury management services and investment advisory services. The Square 1 team consists of 240 employees in 11 offices located in key innovation markets across the country.

Forward-Looking Statements

This press release includes “forward-looking statements,” including with respect to the proposed initial public offering. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.